Exhibit (m)(2)

AMENDED DISTRIBUTION AND SERVICE PLAN

THIS FIRST AMENDMENT, as dated May [__], 2016, to the Distribution and Service Plan dated April 12, 2013 (the “Agreement”), is entered into by and between Recon Capital Series Trust, a Delaware statutory trust (the “Trust”) and

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the listing of fund covered by the Agreement; and

WHEREAS, Sections 2 and 7 of the Agreement allow for its amendment to add or remove funds

NOW, THEREFORE, the parties agree that Exhibit A is hereby revised from the Agreement and Exhibit A is hereby replaced as follows:

EXHIBIT A

(as of May 16, 2016)

Recon Capital NASDAQ 100 Covered Call ETF

Recon Capital DAX Germany ETF

BullMark LatAm Select Leaders ETF Fund